TeleCommunication Systems Reports Second Quarter 2012 Results

Revenue Up 14% to $115 Million, Driven by 38% Government Segment Growth

ANNAPOLIS, Md., July 26, 2012 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the second quarter ended June 30, 2012.

Second Quarter 2012 Results

  Revenue was up 14% to $114.6 million from $100.7 million in the same year-ago quarter. Gross profit was $34.5 million, down 9% from the same year-ago quarter, reflecting a sales mix comprised of more government systems with lower margins, and pressure on cellular applications pricing.
  EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and non-cash stock-based compensation) was $8.4 million versus $14.9 million in the same year-ago quarter. (See discussion about the presentation of EBITDA and Adjusted Net Income, non-GAAP terms, below.)
  Adjusted net income was $1.6 million or $0.03 per diluted share, compared to $7.5 million or $0.12 per diluted share in the second quarter of 2011.
  GAAP net loss was $111.1 million or $(1.91) per diluted share, compared to GAAP net income of $2.1 million or $0.03 per diluted share in the same year-ago quarter. The Q2 2012 GAAP net loss included a pre-tax, non-cash goodwill and other intangibles impairment charge of $125.7 million related to TCS' 2009 acquisition of Networks In Motion (now its navigation reporting unit).

Management Commentary

"Our second quarter revenue growth was again driven by our TotalCom™ solutions for federal government customers, as well as by our commercial 9-1-1 services for network operators and state and local governments," said Maurice B. Tose, TCS chairman and CEO. "Earlier this month, we enhanced our position in next generation 9-1-1 through the purchase of microDATA, whose technology and sales channels complement our solid software-as-a-service 9-1-1 business.

"TCS was also recently selected by a global phone manufacturer to deliver an integrated map, local search and navigation application. It will feature real-time traffic and other premium content, along with software components for use by third-party developers to enable location-based services. The agreement marks the first time the TCS navigation platform will be a standard feature of a device manufacturer's offering, and reflects success in markets for our technology beyond network operators. In our Government segment, award notices on several new and increased government contract vehicles are expected in the second half of 2012, which will substantially improve visibility for that segment. All of these developments enhance our prospects for the second half and 2013.

"We are confident in the growing value of the company's assets, although pricing pressure on wireless carrier consumer applications led to the intangibles writedown and adjustment of expected near-term cash flow for part of our commercial segment as we announced earlier. We are accelerating steps to redirect emphasis by our commercial applications and infrastructure team toward network security solutions and customers beyond network operators. Within TCS are nearly 500 satcom and network security professionals, about 400 cellular infrastructure and applications engineers and specialists, and more than 200 personnel engaged in the network technology that enables public safety communications. They represent scarce and valuable resources for enabling secure and reliable communications for government and enterprises. Progress also continues on monetizing our growing portfolio of proprietary intellectual property."

Tom Brandt, TCS senior vice present and CFO, commented: "Earlier this month we expanded our senior credit facility to $80 million. This financing has lower interest rates and provides enhanced flexibility to execute on our initiatives. Expanding the facility entailed due diligence on our complete asset portfolio, as the lender group was extended to include three institutions and GE Capital Bank."

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)

	Quarter ended June 30
($000 except EPS)	2012	2011
	(unaudited)

Revenue	$ 114,622	$100,679
EBITDA	$ 8,369	$ 14,872
Non-cash charges [1]	(133,139)	(8,739)
Income/(loss) from operations	(124,770)	6,133
Interest and other expense	(1,899)	(2,280)
Tax benefit/(provision)	15,552	(1,790)
Net income/(loss)	$(111,117)	$ 2,063

Diluted shares for net income/(loss) per share [2]	58,059	59,263

Net income/(loss) per share - diluted	$ (1.91)	$ 0.03

Net income/(loss)	$(111,117)	$ 2,063
Impairment of goodwill and long-lived assets	125,703	-
Non-cash stock based compensation expense	1,938	2,125
Amortization of acquired intangible assets	715	1,402
Non-cash tax expense	(15,867)	1,674
Amortization of deferred finance fees	190	237
Adjusted net income	1,562	7,501
Add back tax-effected convertible debt interest expense [2]	-	624
Adjusted net income for Diluted EPS calculation	$ 1,562	$ 8,125

Diluted shares for adjusted net income per share [2]	58,059	69,265

Adjusted net income per share - diluted	$ 0.03	$ 0.12

[1]Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, software development costs, stock-based compensation expense, and impairment of goodwill and long-lived assets.

[2] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per share and adjusted net income per share.

Second Quarter 2012 Financial Highlights

Revenue and Gross Profit (unaudited):

	Three months ended June 30
	2012			2011			Incr. (Decr.)
	Govt.	Coml.	Total	Govt.	Coml.	Total	Govt.	Coml.	Total
Revenue ($millions)
Services	$ 32.7	$ 37.8	$ 70.5	$ 32.2	$ 43.8	$ 76.0	$ 0.5	$(6.0)	$ (5.5)
Systems	40.8	3.3	44.1	20.9	3.8	24.7	19.9	(0.5)	19.4
Total revenue	$ 73.5	$ 41.1	$ 114.6	$ 53.1	$ 47.6	$ 100.7	$ 20.4	$(6.5)	$ 13.9

Gross profit ($millions)
Gross profit-services	$ 8.4	$ 21.5	$ 29.9	$ 11.0	$ 24.4	$ 35.4	$ (2.6)	$(2.9)	$ (5.5)
As % of rev	26%	57%	42%	34%	56%	47%
Gross profit-systems	4.1	0.5	4.6	2.5	0.2	2.7	1.6	0.3	1.9
As % of rev	10%	15%	10%	12%	5%	11%
Total gross profit	$ 12.5	$ 22.0	$ 34.5	$ 13.5	$ 24.6	$ 38.1	$ (1.0)	$(2.6)	$ (3.6)
As % of rev	17%	54%	30%	25%	52%	38%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the second quarter of 2012 was $73.5 million, up 38% from $53.1 million in the second quarter 2011. Government services revenue was up 2%, while government systems revenue was nearly double that of last year, in part due to 2011 "pass-through" orders for shipments mainly in the second and third quarters of 2012.

Government segment gross profit in the second quarter of 2012 was down 7% to $12.5 million or 17% of revenue from $13.5 million or 25% of revenue in the same year-ago period. Gross profit for government services was $2.6 million lower than the prior year quarter due to lower average pricing. Government systems gross profit dollars were up $1.6 million from the prior year quarter, but the below-normal margin on pass-through systems sales brought down the average margin as a percentage of revenue.

Commercial Segment Revenue and Gross Profit:

Second quarter Commercial segment revenue was $41.1 million, down 14% from $47.6 million in the same year-ago period. Growth in revenue from 9-1-1 public safety business was offset by the effects of margin pressure on consumer applications, particularly the previously reported pricing adjustment by a large navigation application customer that was effective May 1, 2012.

Commercial segment gross profit in the second quarter of 2012 was $22 million or 54% of revenue, down 11% from $24.6 million or 52% of revenue in the same year-ago quarter, driven by lower revenue.

Operating Costs and Expenses:

R&D: Second quarter 2012 R&D expense was $8.9 million (8% of revenue), down 7% from $9.6 million (10% of revenue) in the same year-ago quarter. TCS is investing in next generation 9-1-1, secure communications technology for government customers, network operators, the telematics supply chain and others.

SG&A: Second quarter 2012 selling, general and administrative expense was $20.6 million (18% of revenue), up from $18.4 million (18% of revenue) in the second quarter 2011. The increase reflects higher investment in intellectual property-related activities, legal and professional expenses associated with the microDATA acquisition, and incremental overhead and other operating costs.

Non-cash charges: Second quarter 2012 non-cash charges to operating profit include a pre-tax, non-cash goodwill and other intangibles impairment charge of $125.7 million related to the company's 2009 acquisition of Networks In Motion (now its navigation reporting unit).

Income Taxes:

For the second quarter of 2012, the company recorded a $15.6 million income tax benefit against a $126.7 million pre-tax GAAP loss.

Liquidity and Capital Resources:

At June 30, 2012, TCS had $61.6 million of cash, equivalents and marketable securities, versus $51.3 million at the beginning of the quarter. Funds were generated in the second quarter of 2012 from $8.4 million in EBITDA, a $22.6 million decrease in working capital and other items, and $0.3 million in proceeds from exercise of employee stock options. Uses of cash for the quarter included $7.4 million of net payments on bank borrowing and lease payments, $6.8 million for capital expenditures including software development, $3.6 million earn-out payment related to a 2009 acquisition, and $3.2 million for cash interest, cash taxes and other expenses. At the end of the quarter, the company had approximately $94.6 million of total liquidity, including $33 million of unused borrowing availability under its bank credit line.

Intellectual Property:

TCS was issued 19 patents during the second quarter of 2012, bringing the quarter-end patent portfolio to 234 patents issued in the U.S. and abroad, and more than 300 patent applications pending.

Backlog:

	3/31/2012	New Orders	Revenue	6/30/2012
($millions)
Commercial Funded Contract Backlog	$ 235.0	$ 16.2	$ (41.1)	$ 210.1
Government Funded Contract Backlog	$ 179.8	$ 28.0	$ (73.5)	$ 134.3
Total Funded Contract Backlog	$ 414.8	$ 44.2	$ (114.6)	$ 344.4
Un-funded Customer Options	$ 816.4	$ (0.5)		$ 815.9
Total Backlog	$1,231.2	$ 43.7	$ (114.6)	$1,160.3

Funded contract backlog on June 30, 2012 was $344.4 million, of which the company expects to recognize approximately $238.2 million in the next 12 months. Of the $70 million decline in funded backlog, $26 million resulted from fulfillment of government systems pass-through orders.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Subsequent Events:

On July 6, 2012, TCS acquired privately-held microDATA GIS, Inc., a leading provider of Next Generation 9-1-1 (NG9-1-1) software and solutions for approximately $37 million, comprised of $20 million in cash at closing, plus $14 million in promissory notes and performance-based earn-out opportunities. microDATA's technology and expertise expands TCS' end-to-end public safety communication solutions in several ways. As a pioneer in Geographical Information Systems (GIS), microDATA has a mature GIS product and tools suite, comprehensive training programs and large, highly scalable GIS data gathering and consolidation capabilities. microDATA's three channel alliances with CenturyLink, a second large nationwide operator, and regional operator Cincinnati Bell – all industry leaders in public safety communications – enhance distribution for TCS' public safety solutions.

TCS also closed the syndication of a new secured credit facility for up to $80 million, with a consortium of lenders administered by Silicon Valley Bank, financial partner to technology and life science companies of all sizes worldwide. The facility lending group also included M&T Bank, and, with this financing, GE Capital Bank joined TCS' senior lending group. The effective term debt interest rate of 4% is lower than the loan it replaced. The new $45 million secured-term loan facility retired TCS' $19 million term loan balance and funded the cash portion of the microDATA acquisition. The facility continues TCS' $35 million revolving credit line for working capital and general corporate purposes, which supplements the company's more than $61 million of cash and marketable securities.

Conference Call

TCS will hold a conference call later today (July 26, 2012) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID.

Dial-In Number: 1-877-941-2068
International: 1-480-629-9712
Conference ID#: 4550767

The conference call will be broadcast simultaneously on the company's website at www.telecomsys.com. For the webcast, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until August 9, 2012.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4550767

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services, providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before impairment of goodwill and long-lived assets; depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income

Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for impairment of goodwill and long-lived assets, amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the commentary sections and by Messrs. Tose and Brandt regarding our (a) enhancement of our position in next generation 9-1-1 through the purchase of microDATA, and our other expectations regarding enhanced distribution for our public safety solutions; (b) navigation platform becoming a standard feature of a device manufacturer's offering and the prospects for enabling location-based services; (c) our expectations for potential future orders, as well as our expected improved visibility and enhanced second half and 2013 prospects for our Government segment based on potential award notices related to future government contract vehicles; (d) belief in the growing value of the company's assets and our acceleration of steps to redirect emphasis by our commercial applications and infrastructure team toward network security solutions and customers beyond network operators; (e) progress on monetizing our growing portfolio of proprietary intellectual property; (f) enhanced flexibility and overall borrowing availability under our expanded senior credit facility; (g) plans to invest in next generation 9-1-1, secure communications technology for government customers, network operators, the telematics supply chain and others; and (h) ability to recognize any of the reported backlog.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(amounts in $000)	2012	2011
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 61,648	$ 60,130
Accounts receivable, net	60,760	64,716
Unbilled receivables	20,273	31,247
Inventory	11,129	7,143
Deferred income tax assets	9,159	8,602
Deferred project costs and other current assets	20,737	16,158
Total current assets	183,706	187,996

Property and equipment, net	49,803	53,506
Software development costs, net	14,984	31,151
Acquired intangible assets, net	15,622	31,675
Goodwill	90,418	176,477
Deferred income tax benefit	8,184	-
Other assets	7,428	8,834
Total assets	$ 370,145	$ 489,639

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 63,601	$ 61,867
Deferred revenue	21,895	14,358
Current portion of bank borrowings and capital leases	15,481	24,761
Total current liabilities	100,977	100,986

Notes payable and capital leases, less current portion	120,728	125,491
Deferred income taxes	-	7,017
Other liabilities	3,954	5,396

Total stockholders' equity	144,486	250,749
Total liabilities and stockholders' equity	$ 370,145	$ 489,639

TeleCommunication Systems, Inc.
Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
($000 except EPS)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue
Services	$ 70,539	$ 75,993	$ 142,887	$ 150,795
Systems	44,083	24,686	71,770	40,250
Total revenue	114,622	100,679	214,657	191,045

Direct costs of revenue
Direct cost of services revenue	40,641	40,597	84,882	82,304
Direct cost of systems	39,455	22,009	60,859	34,074
Total direct cost of revenue	80,096	62,606	145,741	116,378

Services gross profit	29,898	35,396	58,005	68,491
As a % of revenue	42%	47%	41%	45%
Systems gross profit	4,628	2,677	10,911	6,176
As a % of revenue	10%	11%	15%	15%

Total gross profit	34,526	38,073	68,916	74,667
Total gross profit as a % of revenue	30%	38%	32%	39%

Operating expenses
Research and development expense	8,931	9,633	17,593	18,176
Sales and marketing expense	7,598	6,932	15,103	14,282
General and administrative expense	12,978	11,421	25,345	21,987
Depreciation and amortization of property and equipment	3,371	2,552	6,810	5,651
Amortization of acquired intangible assets	715	1,402	2,089	2,727
Impairment of goodwill and long-lived assets	125,703	-	125,703	-
Total operating expenses	159,296	31,940	192,643	62,823
Income from operations	(124,770)	6,133	(123,727)	11,844

Interest expense	(1,637)	(1,882)	(3,279)	(3,802)
Amortization of debt issuance expenses	(190)	(237)	(378)	(424)
Other income/(expense), net	(72)	(161)	32	(126)
Income/(loss) before income taxes	(126,669)	3,853	(127,352)	7,492

Benefit/(provision) for income taxes	15,552	(1,790)	15,866	(3,370)
Net income/(loss)	$(111,117)	$ 2,063	$(111,486)	$ 4,122

Net income/(loss) per share-basic	$ (1.91)	$ 0.04	$ (1.93)	$ 0.07

Net income/(loss) per share-diluted	$ (1.91)	$ 0.03	$ (1.93)	$ 0.07

Weighted average shares used in calculation - basic	58,059	56,891	57,767	56,214
Weighted average shares used in calculation - diluted[1]	58,059	59,263	57,767	58,554
[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

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Company Contacts:
Tom Brandt	Graham Sorkin	Scott Liolios
Senior Vice President and CFO	Media Contact	Investor Relations
TeleCommunication Systems, Inc.	Nadel Phelan, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 831-440-2406	Tel 949-574-3860
tbrandt@telecomsys.com	graham@nadelphelan.com	info@liolios.com